Exhibit 10.21

Summary of Director Compensation

Directors who are not employees of Mattersight or any of its subsidiaries (“Non-Employee Directors”) receive the following compensation for their attendance at meetings of the board of directors and committees of which the non-employee director is a member:

•	$750 for each meeting of the board of directors;

•	$1,000 for each Audit Committee meeting;

•

$250 for each Compensation Committee meeting held in tandem with a meeting of the board of directors and $500 for each Compensation Committee meeting held apart from a meeting of the board of directors; and

•

$250 for each Nominating and Corporate Governance Committee meeting held in tandem with a meeting of the board of directors and $500 for each Nominating and Corporate Governance Committee meeting held apart from a meeting of the board of directors.

The Company also reimburses directors for their travel-related expenses incurred in attending meetings of the board of directors and its committees; however, Mattersight has adopted the practice of holding meetings of the board of directors and its committees by video conference, thereby minimizing the need to reimburse for these expenses.

In addition to meeting attendance fees, Non-Employee Directors are eligible to receive automatic grants of stock options under the Mattersight Corporation 1999 Stock Incentive Plan (the “1999 Plan”), which provides for each Non-Employee Director to receive: (i) an option to purchase 50,000 shares of Mattersight Common Stock, $.01 par value (“Common Stock”) upon commencement of service as a director (an “Initial Grant”); and (ii) an option to purchase 5,000 shares of Common Stock on the day after each annual meeting of stockholders during which such service continues (an “Annual Grant”). Stock options granted to Non-Employee Directors have an exercise price per share equal to the fair market value of a share of Common Stock on the grant date and a maximum term of ten years. Each Initial Grant vests ratably over a period of 48 months from the end of the month following the grant date. Each Annual Grant vests ratably over a period of 48 months, commencing with a vesting of 25% on May 31st of the year following the grant date and 6.25% on each quarterly vesting date thereafter.

In addition to the foregoing options, at its February 2009 meeting, as ratified by Unanimous Written Consent, the board of directors agreed to an additional grant of stock options under the 1999 Plan. Each Non-Employee Director received an option to purchase 50,000 shares of Common Stock. These stock options have an exercise price per share equal to the fair market value of a share of Common Stock on the grant date, which was February 18, 2009, and a maximum term of ten years, pursuant to the 1999 Plan. Vesting occurs ratably over a period of 16 quarters, with the first quarterly vesting having occurred on February 28, 2009.